Exhibit 10.34

ORAGENICS

December 2, 2002

Cornet Capital Cop.
7225 Blenheim Street
Vancouver, B.C. V6N 1S2

Dear Sirs:

This letter agreement is entered as of the date first written above as an amendment to that certain Agreement between Cornet Capital Corp. ("Cornet") and Oragenics, Inc., formerly known as Oragen ("Oragenics"), dated March 18, 2002 (the "Financing Agreement"). It supercedes and replaces entirely the previous agreement in letter form of even date between us (the "Previous Amendment") amending the Financing Agreement.

Among other things, the Financing Agreement requires Cornet, in its capacity as an equity financing consultant to Oragenics, to enter into a loan agreement of up to $500,000, which such funds to be drawn down on an 'if needed' basis by Oragenics. The parties desire to further clarify the terms under which the loan shall be entered into by Cornet.

Accordingly, the parties hereby amend the Financing Agreement by restating in its entirety the paragraph referencing the Loan Facility as follows:

Loan Facility:	$500,00
	The Consultant will enter into an agreement to lend to Oragenics up to US$500,000. The principal terms of such loan agreement will be as follows:
	(A)

Oragenics may draw down on the loan facility for 3 years from the date hereof. Funds will be drawn down on an "as needed" basis. Oragenics, acting reasonably, will determine whether funds are needed under the loan facility;

	(B)	Advances under the loan facility will be due and payable on that date which falls 1 year from the date of advance.
	(C)

Advances will bear simple interest at the rate of 3% per annum above the prime lending rate for US dollar loans of the Royal Bank of Canada from time to time until repayment, before and after maturity, default or judgment;

	(D)

The Consultant will be paid a bonus for each advance under the loan agreement in shares of common stock of the Company. The bonus will be a number of shares equal to 20% of the total dollar amount of the advance, divided by the Discounted Market Price (as defined in the TSX Venture Exchange Corporate Finance Manual) of the shares as of the date of the advance.

The obligations of the parties under the loan agreement will be subject to all applicable U.S. and Canadian securities laws, all rules and regulations of the TSX Venture Exchange and any other exchange on which the securities of Oragenics are or may be traded.

If the foregoing accurately sets forth our agreement with respect to the matters described herein, please sign and return four copies of this letter agreement in the space provided below.

Very truly yours,

ORAGENICS, INC.

BY: "Mento Soponis"
Mento Soponis
President and CEO

Agreed to and accepted as of the date first written above.

CORNET CAPITAL CORP.

BY: "Brian McAlister"
Brian McAlister
President